Exhibit 99.1
FBR Investor Conference December 2009

Safe Harbor In keeping with the SEC's "Safe Harbor" guidelines, certain statements made during this presentation could be considered forward-looking and subject to certain risks and uncertainties that could cause results to differ materially from those projected. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend," or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, our business and investment strategy, our understanding of our competition, current market trends and opportunities, projected operating results, and projected capital expenditures. These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy, and the degree and nature of our competition. These and other risk factors are more fully discussed in the Company's filings with the Securities and Exchange Commission. EBITDA is defined as net income before interest, taxes, depreciation and amortization. EBITDA yield is defined as trailing twelve month EBITDA divided by the purchase price. EBITDA, FFO, AFFO, CAD and other terms are non-GAAP measures, reconciliations of which have been provided in prior earnings releases and filings with the SEC.

Ashford Overview Company snapshot Focus on liquidity & capital Proactive with maturities & covenants Significantly reduced interest expense Accretive share repurchases

Company Snapshot Portfolio Statistics AHT Total Gross Assets $4.1 B Peer Comparison (1) 2nd largest # of Hotels 103 # of Rooms 22,913 ADR (2) $130.39 RevPAR (2) $86.21 Financial Statistics # Shares Outstanding(3) 85.7 M Leverage Ratio(4) 57.8% Debt Weighted Average Maturity 5 years Debt Weighted Average Cost(5) 3.62% Price per Key $133,000 Ranked by total gross assets of pure lodging peers. All 103 hotels for the nine months ending 9/30/09. Diluted shares as of 9/30/09. As defined by corporate credit facility, as of 9/30/09. Includes the effect of the interest rate swap.

AHT geographic footprint captures majority of EBITDA from major US hotel markets AHT's portfolio is comprised of the strongest brands 90% of TTM EBITDA is from Hilton / Marriott(1) 96% of TTM EBITDA is from Hilton / Marriott / Starwood / Hyatt(1) Company Snapshot As of 9/30/09

Focus on Liquidity & Capital Available Liquidity • $198 million of unrestricted cash on hand as of 3Q '09 • Recently completed sale of $11 million Westin Westminster note for $13.6 million • Announced agreement to receive a discounted payoff on $33.6 million Ritz-Carlton Key Biscayne loan for $20 million cash & a $4 million note due in 2017 Strong Operating Performance • YTD 3Q '09 RevPAR decline of 19.3% vs. peer average of 20.1% • YTD 3Q '09 EBITDA margin contraction of 470 bps vs. peer average of 501 bps • YTD 3Q '09 EBITDA flow through of 51% vs. peer average of 47% • Implemented full range of contingency plans & corporate G&A cuts • Property manager affiliate is adept at cutting costs and preserving margins quickly Prudent Capital Expenditures • YTD 3Q '09 RevPAR penetration was 121.9% vs. 120.5% a year ago • $11 million of owner-funded capex remaining in 2009 • $52 million of capex was spent YTD 3Q '09 - $31 million owner funded and $21 million out of reserves • Capital expenditures will be primarily for 1) life-safety / mechanical, 2) projects already underway & 3) debt-financed projects • Working with brands to reduce or postpone PIP exposure

Proactive With Maturities & Covenants Property Refinancings & Extensions • Refinanced Crystal Gateway Marriott for $60.8 million at L + 400 bps (net proceeds of $12 million) • Financed Residence Inn Jacksonville for $7.0 million at the greater of 6.0% or prime + 1.0% • Extended JW Marriott San Francisco loan six months, to March 2013, in exchange for $2.5 million paydown • Refinanced $75 million that matures in 2010 and $65 million that matures in 2011 & unencumbered two properties Documenting the restructure of a $20 million loan secured by Hilton El Conquistador that matures in 2011 Working with special servicer to address Westin O'Hare loan AHT plans to shortly have all maturities addressed until 4Q 2011 Returning to Lender • Judicial foreclosure process has begun on $29 million Hyatt Dearborn mortgage Potential Asset Sale • $5 million Manchester Courtyard loan due January 2011 may be sold or paid off with available cash

Weighted average debt maturity in excess of 5 years (fully extended) Cushion in current financial covenants Note: maturity dates without extensions 2009: $203m - extendable to 2011 2010: $29m - no extensions; $250m - extendable to 2012; $167m - extendable to 2012 2011: $20m and $5m - no extensions; $118m - extendable to 2013; $53m - extendable to 2013 2012: $61m - extendable to 2014 1Q '10 2Q '10 3Q '10 4Q '10 1Q '11 2Q '11 3Q '11 4Q '11 1Q '12 2Q '12 3Q '12 4Q '12 Current 29 5 20 203 417 Proforma 0 0 0 203 417 Note: Debt maturity schedule assumes extendable loans are extended and excludes JV debt. Initial maturity on the revolver is 2010, but is extendable for two additional years assuming covenants are met. Covenant Tests (as of 9/30/09) Covenant Tests (as of 9/30/09) Covenant Tests (as of 9/30/09) Test Actual Maximum leverage ratio 65.0% 57.8% Minimum fixed charge coverage ratio (TTM) 1.25x 1.60x Debt Maturities Through 2012 ($m) Proactive With Maturities & Covenants

Significantly Reduced Interest Expense AHT's Floating-Rate Debt Advantage • 97% of AHT's $2.8 billion of debt is floating-rate or swapped to floating-rate • Weighted average interest rate after swap of 3.62% • LIBOR and hotel RevPAR are highly correlated • If LIBOR remains under 75 bps through the end of the year, AHT will receive $52 million in swap/flooridor proceeds for the year • Historical precedent shows that the Federal Reserve tends to keep rates low for an extended period of time after recessionary periods

Accretive Share Repurchases AHT, through its share repurchase program, seeks to capitalize on the future growth of its hotel platform Since inception, AHT has repurchased 60 million shares, or 41% of the company, while our peers have diluted their shareholders by an average of 30% We believe that this strategy gives AHT the potential to realize outsized returns during the recovery

Ashford Overview Company snapshot Focus on liquidity & capital Proactive with maturities & covenants Significantly reduced interest expense Accretive share repurchases

FBR Investor Conference December 2009